Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Current Report on Form 8-K of Tellurian Inc. dated February 10, 2017 of our report dated September 30, 2016 relating to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, and contained in Registration Statement No. 333- 213923 of Tellurian Inc. (formerly known as Magellan Petroleum Corporation) on Form S-4.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 10, 2017